UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2012

SUN RIVER ENERGY, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-27485	84-1491159
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5950 Berkshire Lane, Suite 1650, Dallas, Texas 75225
(Address of Principal Executive Offices) (Zip Code)

(214) 369-7300
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Material Amendment of Compensatory Plan, Contract or Arrangement and Material Grant or Award Under Such Plan, Contract or Arrangement.

Between April 25, 2012 and May 1, 2012, Sun River Energy, Inc. (the “Company”) entered into agreements with certain Executive Officers of the Company, whereby the Executive Officers agreed to surrender options to purchase shares of common stock, par value $0.0001 per share, previously granted to those same Executive Officers, and receive, in lieu thereof, one share of common stock for each option surrendered under the Company’s 2010 and/or 2011 Stock Incentive Plan (the “Exchange”).  The Company approved the Exchange of options for shares in order to retain current management and as a vote of confidence in its management team.  The Exchange was reviewed and approved by the Company’s Compensation and Management Development Committee. As of May 1, 2012, most of the Company’s Executive Officers have agreed to exchange their stock options for shares pursuant to the Exchange.  With respect to those Executive Officers, the total number of shares which will be issued as of May 1, 2012 is 3,050,000 shares.  The shares will be fully vested upon issuance.  Additionally, on May 1, 2012, the Company issued another 200,000 shares of common stock, which shares were previously approved for issuance by the shareholders under the Company’s 2011 Stock Incentive Plan, to its Executive Officers and Directors.  The Company has authorized the issuance of an additional 600,000 shares of common stock, which shares were previously approved for issuance by the shareholders under the Company’s 2011 Stock Incentive Plan, to its Executive Officers and Directors over the next 6 months.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUN RIVER ENERGY, INC.
Date: May 2, 2012	By:	/s/Donal R. Schmidt, Jr.
	Name:	Donal R. Schmidt, Jr.
	Title:	President and CEO